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                                                                      EXHIBIT 12

            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                                  (UNAUDITED)

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                                                            SIX MONTHS ENDED
                                             YEARS ENDED        JUNE 30,
                                              DECEMBER   ----------------------
                                              31, 1996      1996       1997
                                             ----------- ---------- -----------
PRIMARY NET INCOME PER SHARE:
Net income.................................. $27,631,989 $9,395,461 $26,073,322
Weighted average number of shares
 outstanding................................  19,804,331 16,772,043  22,272,284
Primary net income per share................ $      1.40 $     0.56 $      1.17
                                             =========== ========== ===========
FULLY DILUTED NET INCOME PER SHARE:
Net income.................................. $27,631,989 $9,395,461 $26,073,322
Add: Interest on convertible subordinated
 debentures, net of tax effect..............     510,078        --    1,358,439
Net income, as adjusted.....................  28,142,067  9,395,461  27,431,761
Weighted average number of shares
 outstanding................................  20,030,514 16,772,043  22,272,284
Net effect of dilutive stock options-based
 treasury stock method......................     481,422        --    3,151,125
                                             ----------- ---------- -----------
  Total average shares......................  20,511,936 16,772,043  25,423,409
Fully diluted net income per share.......... $      1.37 $     0.56 $      1.08
                                             =========== ========== ===========
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